Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

NexPoint Diversified Real Estate Trust
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common shares, par value $0.001 per share
	Equity	Preferred shares, par value $0.001 per share
	Other	Warrants
	Debt	Debt
	Unallocated (Universal) Shelf		Rule 457(o)	(1)	(1)	$500,000,000	.00014760	$73,800

	Total Offering Amounts					$500,000,000		$73,800
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$73,800

(1)

We are registering an indeterminate aggregate principal amount and number of securities of each identified class of securities up to a proposed aggregate offering price of $500,000,000, which may be offered from time to time in unspecified numbers and at indeterminate prices, and as may be issued upon conversion, redemption, repurchase, exchange or exercise of any securities registered hereunder, including under any applicable anti-dilution provisions. Separate consideration may or may not be received for any common shares or preferred shares so issued upon conversion, redemption, repurchase or exchange. Pursuant to Rule 416(a) promulgated under the Securities Act, this registration statement also covers an indeterminate number of securities that may become issuable as a result of share splits, share dividends or similar transactions relating to the securities registered hereunder.